Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT PROVIDES UPDATE ON BACK-TO-SCHOOL SEASON AT THE

GOLDMAN SACHS EIGHTEENTH ANNUAL GLOBAL RETAILING CONFERENCE

Boca Raton, Fla., September 7, 2011 — Office Depot, Inc. (NYSE: ODP), celebrating 25 years as a leading global provider of office supplies and services, announced as part of the presentation today at the Goldman Sachs Eighteenth Annual Global Retailing Conference, the company will be providing an update on the 2011 Back-to-School season performance and North American Retail results quarter-to-date through August.

Kevin Peters, President of North America, said, “Our Back-to-School sales and gross margin are both up over 150 basis points through August compared to the prior year. The reasons why we are performing better in Back-to-School this year include launching our effort earlier compared to prior years, a better assortment, improved supplies displays and trendier products. If we look at product categories, supplies have performed well to date for Back-to-School.”

“If we look at our total North American Retail business results quarter-to-date through August, comparable sales are down 2%. The good news is that although resetting our product mix, like eliminating entry level laptops, can have a negative impact on comparable sales, it can also have a positive impact on gross margin. Quarter-to-date though August, the North American Retail gross margin is up nearly 100 basis points compared to the same period last year and operating profit is on track to be up slightly versus prior year as projected in July,” said Peters.

To listen to the presentation live via webcast at the scheduled time of 1:50 p.m. (Eastern Time) today, please visit Office Depot’s Investor Relations Web site at http://investor.officedepot.com. A replay of the webcast will also be available on the Investor Relations section of the Office Depot Web site.

About Office Depot

Celebrating 25 years as a leading global provider of office supplies and services, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides supplies and services to its customers through 1,627 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates around the world. The Company provides more office supplies and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 56 countries.